UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2008

Fortune Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road

Deerfield, IL 60015

(Address of Principal Executive Offices) (Zip Code)

847-484-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.05.	Costs Associated with Exit or Disposal Activities.

Fortune Brands, Inc. (“Fortune Brands” or the “Company”) continuously reviews opportunities to appropriately align its cost structures to support profitable long-term growth. To enhance its position in the current challenging economic environment, particularly in the U.S. home products market, the Company initiated or approved a number of additional restructuring actions during the fourth quarter and final week of 2008.

As a result, the Company expects to incur pre-tax restructuring and restructuring-related charges of approximately $100 million (approximately $62 million on an after-tax basis). These charges are predominantly related to initiatives within the Company’s Home & Hardware segment. Approximately $50 million of the pre-tax charges will be non-cash. The Company expects that the cash costs associated with these initiatives will result in savings that have a payback of 3 years or less.

The restructuring actions include the closure and consolidation of manufacturing facilities, elimination of production shifts, administrative workforce reductions, and exit of select low-return product offerings. The restructuring activities commenced in the fourth quarter of 2008 and are expected to be substantially complete in fiscal 2009. These pre-tax charges include approximately $30 million for workforce reduction expenses, approximately $20 million for exit costs primarily related to the closure and consolidation of manufacturing facilities, and approximately $50 million of non-cash charges to write-down buildings, equipment, intangible assets, and inventory that will be disposed of as part of the restructuring plans.

The estimates of restructuring charges and restructuring-related charges are forward looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements involve a number of risks and uncertainties and that actual results could differ from the estimates contained herein. These forward looking statements speak only as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this Report, except to the extent required by securities laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS, INC.
(Registrant)

By:	/s/ Mark A. Roche
Name:	Mark A. Roche
Title:	Senior Vice President, General Counsel and Secretary

Date: January 6, 2009